Sidley Austin LLP 1000 Louisiana Street Suite 5900 Houston, TX 77002 +1 713 495 4500 +1 713 495 7799 Fax AMERICA ● ASIA PACIFIC ● EUROPE

280979394v.3

May 6, 2022

Independence Contract Drilling, Inc.

20475 State Highway 249, Suite 300

Houston, Texas 77070

Re:Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-258534 (the “Registration Statement”), filed by Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement was declared effective under the Securities Act on August 18, 2021. Pursuant to the Registration Statement and a Prospectus Supplement to be filed thereunder, dated as of May 6, 2022 (the “Prospectus Supplement”), the Company is issuing and selling from time to time shares of its common stock, par value $0.01 per share (“Common Stock”), having an aggregate offering price of up to $6.5 million (the “Shares”). The Shares are to be sold by the Company pursuant to an amended and restated equity distribution agreement dated August 19, 2021 (the “Agreement”) among the Company, Piper Sandler & Co. and Johnson Rice & Company L.L.C.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Prospectus Supplement, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Restated Certificate of Incorporation”) and the resolutions adopted by the board of directors of the Company (the “Board”) relating to the Registration Statement and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Independence Contract Drilling, Inc.

May 6, 2022

For purposes of the opinion set forth below, we have assumed that (i) each Share is issued and sold for a price not less than the par value thereof and equal to or greater than the minimum price authorized by the Board (the “Minimum Price”) and (ii) the number of Shares issued will not exceed the number of authorized shares of Common Stock under the Restated Certificate of Incorporation, as it may be amended after the date hereof, unreserved and available for issuance as of the time of such issuance, including the current limitations relating thereto described in the Prospectus Supplement.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance and sale of the Shares covered by the Registration Statement and the Prospectus Supplement pursuant to the Agreement have been duly authorized by the Company, and such Shares will be validly issued, fully paid and non-assessable when certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount equal to or greater than the Minimum Price or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount equal to or greater than the Minimum Price, in accordance with the Agreement.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SIDLEY AUSTIN LLP